Exhibit 99

News Release

SLB to Host 2026 Digital Investor Day

HOUSTON, June 10, 2026 — SLB (NYSE: SLB) will host an Investor Day on Wednesday, June 17, 2026, in New York, where leadership will outline their vision for SLB’s Digital business as digital technologies and AI continue to reshape the energy industry. The presentation will highlight SLB’s integrated digital strategy and portfolio, scalable growth opportunities powered by AI, and financial profile and outlook.

Olivier Le Peuch, chief executive officer, SLB, will present at 9:00 a.m. U.S. Eastern Time (ET), and will discuss SLB’s digital strategy and business outlook. Stephane Biguet, chief financial officer, SLB, will present at approximately 11:00 a.m. ET, and will discuss the financial profile of SLB’s Digital business, the market opportunity and SLB’s 2030 digital ambitions.

Mr. Le Peuch and Mr. Biguet will be joined by divisional leadership, who will provide further insight into Digital’s competitive differentiation supported by its mission-critical platform, driving transformation for customers.

A live webcast of Mr. Biguet’s address, followed by a Q&A session, will begin at approximately 11:00 a.m. ET. The live webcast can be accessed at investorcenter.slb.com/news-events/slb-digital-investor-day. A replay, as well as the presentations and transcripts from the full event, will be available at the same website later that day.

About SLB

SLB (NYSE: SLB) is a global technology company that has driven energy innovation for 100 years. With a global footprint in more than 100 countries and employees representing almost twice as many nationalities, we work each day on innovating oil and gas, delivering digital at scale, decarbonizing industries, and developing and scaling new energy systems that accelerate the energy transition. Find out more at slb.com.

Media	Investors
Josh Byerly – SVP of Global Communications	James R. McDonald – SVP of Investor Relations & Industry Affairs
Moira Duff – Director of External Communications	Joy V. Domingo – Director of Investor Relations
SLB	SLB
Tel: +1 (713) 375-3407	Tel: +1 (713) 375-3535
media@slb.com	investor-relations@slb.com

slb.com/newsroom